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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 31, 2000, relating to the financial statements and financial highlights which appears in the May 31, 2000 Annual Report to Shareholders of Reserve Private Equity Series (comprising Reserve Blue Chip Growth Fund, Reserve Informed Investors Growth Fund, Reserve International Equity Fund, Reserve Large-Cap Growth Fund, Reserve Small-Cap Growth Fund and Reserve Strategic Growth Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Investment Management, Distribution and Custodian Agreements - Custodian and Independent Accountant" in such Registration Statement.





PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York 10036
September 22, 2000